UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 1, 2006

HEWITT ASSOCIATES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31351	47-0851756
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Half Day Road, Lincolnshire, Illinois	60069
(Address of Principal Executive Offices)	(Zip Code)

Registrants’ telephone number, including area code: (847) 295-5000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. Entry into a Material Definitive Agreement.

On November 1, 2006, the Compensation and Leadership Committee of the Board of Directors of Hewitt Associates LLC (the “Company”) approved certain changes to the compensation of the Board’s non-employee directors to take effect in February 2007 as follows:

Each Board member will receive annual cash compensation of $50,000, an increase of $10,000. At a Board member’s request made prior to the granting of the compensation, such cash compensation can be payable in shares of the Company’s class A common stock. In addition, each Board member will receive annual stock-based compensation of $80,000, an increase of $20,000, with the actual number of shares granted based on the closing price of the Company’s class A common stock listed on the New York Stock Exchange as of the first Monday in February of each year. All shares of stock granted to directors continue to be subject to the Company’s minimum hold requirement for directors of five- times annual stock-based compensation. Stock received as part of the annual stock-based compensation noted above is subject to one year vesting and cannot be sold or transferred so long as the director remains a member of the Board and for six (6) months thereafter. Stock compensation received in lieu of cash is immediately vested and Company-imposed transfer restrictions are limited to the minimum hold requirement.

Meeting fees for directors are $2,000 for each Board or Board committee meeting beyond regularly scheduled meetings attended in person and $1,000 for each Board or Board committee meeting beyond regularly scheduled meetings attended telephonically.

The annual compensation for the chairperson of the Company’s Corporate Governance and Nominating Committee was increased to $10,000.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEWITT ASSOCIATES, INC.

By:	/s/ John M. Ryan
Name:	John M. Ryan
Title:	Chief Legal Officer

Date: November 7, 2006

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